Exhibit 15.1
To the Stockholders of
Stone Energy Corporation:
We are aware of the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-67332, 333-51968, 333-64448, 333-87849, 333-107440 and 333-160424 and Form S-3 No. 333-158998) of Stone Energy Corporation and in the related Prospectuses of our report dated November 5, 2009 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that is included in its Form 10-Q for the quarter ended September 30, 2009.

Very truly yours,
/s/ Ernst & Young LLP

New Orleans, Louisiana
November 5, 2009